Information Architects Acquires FranchiseTheater.com

July 6, 2006 09:00 AM ET

Information Architects (IA) (OTCBB: IACH), a leader in online information solutions, today announced the acquisition of FranchiseTheater.com.

FranchiseTheater.com (www.franchisetheater.com) is a portal used by individuals and investors to find information on franchise opportunities that are currently available on the market. FranchiseTheater.com specializes in researching and investigating the most exciting and rewarding business opportunities.

FranchiseTheater.com delivers franchising facts through reading material and accompanying franchise videos. The most effective way for interested individuals to learn about franchises currently for sale is to watch the videos that are available on the site. FranchiseTheater.com has a successful track record of connecting the right person with the right franchise opportunity.

FranchiseTheater.com is the preferred resource for finding required goods and services because their staff is experienced in the planning, placement and monitoring of Internet advertising. The site offers excellent opportunities for organizations to generate sales by reaching the thousands of professionals and individuals that visit FranchiseTheater.com.

This is an excellent fit for IA as they will now be able to offer a complete solution to the public. IA will utilize the tools available through FranchiseTheater.com to offer their franchises for sale, offer financing to qualified buyers and control the entire process from prospect to growth. IA employs a team of skilled professionals with a wealth of experience in implementing a national growth strategy.

"FranchiseTheater.com completes a strategic acquisition that aligns with IA's internal business incubation unit and overall franchise development plan. The technology that FranchiseTheater.com is utilizing meets IA's goal of innovating franchise sales and allows a potential buyer to interact with a particular concept early in the buying process," states Todd K. Morgan, CEO of Information Architects.

"This is the opportunity that will give us the most advantage in moving our franchise operations ahead. We are now positioned to execute our franchise development plan. We have the right solutions, we have the right people and now we have the right tools," added Jon Grinter, President of Information Architects.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to the entertainment, broadcasting and franchising industries by offering a variety of products and services.

Release Disclaimer

The statements contained in this press release contain certain forward-looking statements, including statements regarding Information Architect's expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to Information Architect's management as of the date hereof and actual results may vary based upon future events, both within and without the control of Information Architect's management.

For more information, please contact:

Jon Grinter

954-561-7321

Or

Media Relations

Collette Clarke

Copyright 2006 Market Wire